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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement of Baja Custom Design Inc. of our report dated April 12, 2018 included in its Registration Statement on Form 10 (No. 1) dated April 13, 2018 relating to the financial statements for the two years ended December 31, 2017 listed in the accompanying index.

/s/Kenne Ruan, CPA, P.C.
Woodbridge, Connecticut
April 13, 2018